ATTACHMENT 77K

                               CHANGE IN AUDITORS

           During 1999, the Board of Directors (the "Board") of Colorado BondShares--A Tax Exempt Fund (the "Fund") solicited competitive proposals from selected certified public accounting firms to provide audit services for the Fund. Based on a review of the proposals and discussions with the respective firms, the Board decided by unanimous vote to hire the firm of Fortner, Bayens, Levkulich and Co., P.C. and, in connection therewith, a letter of engagement was signed on September 28, 1999.

           The prior auditor of the Fund was KPMG LLP ("KPMG"), which had provided audit services to the Fund since the Fund's inception in 1987. The change in auditors was not based on a disagreement with KPMG with respect to any accounting or management method or procedures. KPMG resigned by letter dated August 30, 1999, after the Fund had begun to solicit proposals from other accounting firms.

           KPMG had never given an adverse opinion or a disclaimer of opinion, which was qualified or modified in any way at any time during their tenure. Furthermore, during the 1998 and 1999 fiscal years of the Fund, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused them to make a reference to the subject matter of such disagreement in connection with its report on the financial statements of the Fund.


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                    LETTER FROM FORMER INDEPENDENT AUDITORS

                               [KPMG LETTERHEAD]

January 28, 2000


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Colorado BondShares--A Tax-Exempt Fund (the Fund) and, under the date of November 3, 1998, we reported on the statement of assets and liabilities, including the statement of investments, as of September 30, 1998, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. On August 30, 1999, we resigned. We have read the Fund's statements included in Attachment 77K included in the amended Form N-SAR, and we agree with such statements.

Very truly yours,

/s/  KPMG LLP
KPMG LLP